Exhibit 99.1

Neuronetics Announces Appointment of Megan Rosengarten to its Board of Directors

MALVERN, Pa., August 05, 2021 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced the appointment of Megan Rosengarten as a new member of its Board of Directors. Following her appointment, the Neuronetics’ Board of Directors now has eight members.

“I am very pleased to have Megan join Neuronetics’ Board of Directors,” said Keith Sullivan, President and Chief Executive Officer of Neuronetics, Inc. “Her background in medical technology product development, marketing, and strategic communications sets her apart as a highly qualified individual who will help guide Neuronetics as we continue to seek to grow our leadership position and bring the benefits of NeuroStar Advanced Therapy for Mental Health to the people who need it.”

Megan has extensive experience in the healthcare sector, spanning over two decades of marketing and strategic leadership. Megan serves as President of Surgical Robotics at Medtronic, which is part of Medtronic’s Medical Surgical portfolio. Prior to joining Medtronic, she served as Vice President of Global Marketing at Hologic in the Breast and Skeletal Health division. In addition, Megan held a variety of roles in product management, marketing, and strategy at Covidien and Johnson & Johnson. Megan earned a B.S. in Biological Anthropology and Anatomy from Duke University, and an M.B.A. from the University of North Carolina – Chapel Hill’s Kenan-Flagler School of Business.

“I’m honored to join Neuronetics as a member of the Board of Directors,” said Megan Rosengarten. “NeuroStar is a unique, highly effective therapy for a disease state that impacts millions of patients annually. I am looking forward to helping drive awareness among both customers and patients, and ultimately drive the expanded adoption of NeuroStar Advanced Therapy for Mental Health.”

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646.517.4220

NeuroStar@evolvemkd.com